UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 12, 2007

COMBINATORX, INCORPORATED

(Exact name of Registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-51171	04-3514457
(Commission File No.)	(IRS Employer Identification No.)

245 First Street

Sixteenth Floor

Cambridge, MA 02142

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:  (617) 301-7000

None

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.              Departure of Directors or Certain Officers; Election of Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 16, 2007, CombinatoRx, Incorporated (the “Company”) announced that effective January 31, 2007, Dr. Jan Lessem will retire as Chief Medical Officer and Chairman of Medical Advisory Boards of the Company.

On January 12, 2007 the Company entered into a Transition Agreement with Dr. Lessem (the “Agreement”).  Under the Agreement, the Company agreed to continue to provide Dr. Lessem’s base salary of $320,000 for a period of twelve months, and to provide Dr. Lessem with a payment in the amount of $100,000.  In addition, under the Agreement the Company agreed to accelerate the vesting of stock options held by Dr. Lessem exercisable for 76,783 shares of the Company’s common stock and 7,500 shares of restricted stock held by Dr. Lessem.  The Company will pay its portion of the COBRA medical insurance and dental  premiums for Dr. Lessem and his dependents until July 31, 2008.

In connection with Dr. Lessem’s retirement, the Company also entered into a consulting agreement pursuant to which Dr. Lessem agrees to provide consulting services to the Company regarding clinical and scientific matters.  The consulting agreement is effective as of February 1, 2007, has an initial term of until December 31, 2007 and may be terminated by either party upon written notice.  In connection with the Consulting Agreement, Dr. Lessem will be paid an $18,000 non-creditable retainer for services to be rendered by him under the consulting agreement.

Item 8.01.              Other Events.

On January 16, 2007, the Company issued a press release announcing the promotion of Daniel Grau to the position of Chief Operating Officer and the retirement of Dr. Jan Lessem as Chief Medical Officer and Chairman of Medical Advisory Boards of the Company, effective January 31, 2007.   The full text of the Company’s press release regarding the announcement is filed as Exhibit 99.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 9.01.              Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description
99.1	Press release of CombinatoRx, Incorporated dated January 16, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMBINATORX, INCORPORATED

	By:	/s/ Alexis Borisy
Name: Alexis Borisy
Title: Chief Executive Officer and President

Dated: January 16, 2007